Contact:
                                                               Wayne I. Danson
                                                             President and CEO
                                                              Ph: 646-227-1600


   Pacific Magtron International Wins Nevada Bankruptcy Court's Approval for
                                 Reorganization

   Pacific Magtron Expects to Effect Merger with Operating Bio-Herbaceutical Company on or Before September 11, 2006 and Distribute New Shares to all Pacific
   Magtron and Advanced Communications Shareholders Within 15 Days Thereafter

New York, New York, August 16, 2006 -- Advanced Communications Technologies, Inc. (OTC Bulletin Board: ADVC) and its majority owned subsidiary Pacific Magtron International Corp. (OTC Bulletin Board: PMICQ), jointly announced today following a July 26, 2006 hearing that the U.S. Bankruptcy Court for the District of Nevada confirmed the plans of reorganization for Pacific Magtron International and its wholly-owned subsidiary, LiveWarehouse, Inc.

On August 11, 2006 the Bankruptcy Court entered an order approving and confirming the plans which are expected to become effective on or before September 11, 2006.

The plans provide for full payment to LiveWarehouse's creditors holding valid claims, at least a 50% payout to Pacific Magtron International's unsecured creditors and the merger of Herborium, Inc. into Live Warehouse a wholly-owned subsidiary of Pacific Magtron International, with Herborium as the surviving entity. Herborium, Inc. is a privately-held New Jersey-based botanical therapeutics company that provides all-natural medicinal products targeting both consumers and healthcare professionals that seek alternative and complementary answers to disease treatment, management and prevention. Herborium's botanical therapeutics, supported by clinical experience and testing, seek to address healthcare problems that are not met satisfactorily by conventional pharmaceuticals. After the merger, Pacific Magtron International expects to change its name to Herborium Group, Inc.
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The plans also provide for cancellation, on the merger date, of all previously outstanding common and preferred shares of Pacific Magtron International and the distribution of newly issued shares of common stock of Herborium Group Inc. to all former Pacific Magtron International shareholders of record as of August 11, 2006. Advanced Communications' interest in Pacific Magtron International will also be cancelled and newly issued shares of common stock of Herborium Group Inc. will be distributed as a special stock distribution directly to all Advanced Communications' shareholders of record as of August 11, 2006 as well as to two former Pacific Magtron International executives pursuant to the terms of a settlement agreement also approved by the Bankruptcy Court. For more information about the anticipated distribution of the common stock of Herborium Group Inc. and other terms of the plans of reorganization, including the relative proportion of the Herborium Group, Inc. shares to be held by the Advanced Communications shareholders, the former Pacific Magtron International shareholders and others, see the Current Report on Form 8-K of Pacific Magtron International filed with the SEC today. The Form 8-K also describes the terms of the settlement agreement with the former executives of Pacific Magtron International. The plans of reorganization and the settlement agreement are attached as exhibits to the Report. The SEC's website is located at www.sec.gov.

Wayne Danson, president and CEO of Advanced Communications, said, "Although it has taken some time to resolve the Pacific Magtron matter, we believe we have reached a successful conclusion to reposition our Pacific Magtron International investment into an opportunity for our shareholders to benefit from the Herborium Group Inc. stock ownership, as all Advanced Communications shareholders as of the record date will be receiving shares of Herborium Group Inc. stock as a special share distribution. I am also pleased that this plan provides a recovery to the Pacific Magtron shareholders via an equity stake in Herborium Group Inc, which we believe is a dynamic growth oriented company. Danson added, "We expect the Herborium merger to be completed on or before September 11, 2006 and the Herborium Group Inc. stock distribution to both Advanced Communication and Pacific Magtron International shareholders to occur within 15 days thereafter."

Additional details of the special Herborium Group Inc. stock distribution to all shareholders of Advanced Communications and Pacific Magtron International will be announced in future company communications.

About Advanced Communications Technologies
Advanced Communications is a New York-based company specializing in the technology after-market service and supply chain, known as reverse logistics. Its principal operating unit, Encompass Group Affiliates, acquires businesses that provide computer and electronic repair services, and end-of-lifecycle and asset distribution services. Encompass owns Cyber-Test, an electronic equipment repair company that provides repair and reverse logistics services to third-party warranty companies that service OEMs, national retailers and national office equipment dealers. Cyber-Test's services include advance exchange, depot repair, call center support, parts and warranty management, repair of fax machines, printers, scanners, laptops, monitors and multi-function units, including PDAs and digital cameras. For more information, visit Cyber-Test's website at http://www.equipfix.com.

This release and oral statements made from time to time by Advanced Communications' and Pacific Magtron International's representatives concerning the same subject matter may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by introductory words such as "expects," "anticipate," "plans," "should," "believes," "will," or words of similar meaning, and by the fact that they do not relate strictly to historical or current facts. Many factors may cause actual results to differ from forward-looking statements, including the ability of Pacific Magtron International to effectuate the plans and the ability of Pacific Magtron International and Herborium to consummate the merger, as well as inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known and others of which are not. Known risks and uncertainties include those identified from time to time in the reports filed by Advanced Communications and Pacific Magtron International with the Securities and Exchange Commission, which should be considered together with any forward-looking statement. No forward-looking statement is a guarantee of future results or events, and one should avoid placing undue reliance on such statements.